Exhibit 99.1

Deborah Besemer to Retire as Chairman of Brightcove’s Board of Directors

Current board member Diane Hessan appointed as new Chairman

BOSTON – Friday, April 1, 2022 – Brightcove Inc. (Nasdaq: BCOV), the leading intelligent video streaming, monetization, and communications platform, today announced that Deborah Besemer, the Chairman of Brightcove’s board of directors, and a board member since 2008, will retire from the board at the end of her current term at the Company’s 2022 Annual Meeting. The Company has appointed Diane Hessan, who has served as a Brightcove board member since 2017, as its new Chairman, effective as of the Annual Meeting.

“It has been a privilege to serve as a member of Brightcove’s board for the past 14 years and help the company grow from a small start-up to the global leader in video for business and a successful public company,” said Deborah Besemer, Brightcove’s outgoing board chairman. “I am incredibly confident in the future of Brightcove and am thrilled that Diane will be taking over as board chairman to help lead the company through its next phase of growth.”

Diane Hessan commented, “On behalf of Brightcove’s board, employees and customers, I want to thank Deb for her years of dedicated service to the Company and her invaluable contributions over that time. Deb has been a wonderful leader and close colleague who has provided valuable perspective throughout her tenure that greatly benefitted the Company.”

Hessan continued, “I am excited to take on this new role as board chairman and work closely with our new CEO, Marc DeBevoise, to deliver significant value for our customers and shareholders. Brightcove has the most scalable and secure video communications platform and is in a great position to benefit from the streaming video revolution.”

Diane Hessan is currently CEO of Salient Ventures, an investment and advisory company with a portfolio of angel investments focused on Boston technology companies. She is also Chairman of C Space, a next-generation market research company that builds online communities to help marketers generate consumer insights, where she was CEO for 15 years. She serves on the boards of Eastern Bank, Panera Bread, The Schlesinger Group, DP Acquisition Corp, Mass Challenge, Tufts University, and the National Association of Corporate Directors – New England, and is also a Special Advisor to Datapoint Capital, a leading early-stage venture capital firm.

About Brightcove Inc.

Brightcove creates the world’s most reliable, scalable, and secure video technology solutions to build a greater connection between companies and their audiences, no matter where they are or on which devices they consume content. In more than 80 countries, Brightcove’s intelligent video platform enables businesses to sell to customers more effectively, media leaders to stream and monetize content more reliably, and every organization to communicate with team members more powerfully. With two Technology and Engineering Emmy® Awards for innovation, uptime that consistently leads the industry, and unmatched scalability, we continuously push the boundaries of what video can do. Follow Brightcove on Twitter, LinkedIn, and Facebook.

Visit www.brightcove.com. Brightcove. Video that means business™.

Media Contact:

Sara Griggs

Brightcove

sgriggs@brightcove.com

+1 929 888 4866

Investor Contact:

Brian Denyeau

ICR for Brightcove

brian.denyeau@icrinc.com

+1 646 277 1251